Exhibit 99.1

TICC Realizes Capital Gain on Sale of Portfolio Company

GREENWICH, CT—(MARKET WIRE)—Nov 23, 2005 — Technology Investment Capital Corp. (NasdaqNM: TICC - News) announced today that its portfolio company, Innovation Interactive LLC, has been acquired by Livedoor Co. Ltd., parent company of Livedoor Inc. (www.livedoorinc.com), which owns and operates a network of portals in the U.S., Japan, China and Spain. TICC expects to realize a gain of approximately $1.0 million in the fourth quarter of 2005 as a result of this sale, to the extent such gain is not offset by any realized losses during the fourth quarter of 2005. TICC may also receive additional payments of approximately $600,000 upon satisfaction of certain contingencies.

As of September 30, 2005 TICC had estimated the fair value of its investment in Innovation Interactive to be approximately $10.4 million, which included unrealized appreciation of approximately $300,000.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.